Exhibit 10.5

Twain's Responsibility

o Twain will be responsible for the development and implementation of a comprehensive strategic plan to take Ovation into the Japanese market, under the direction and oversight of Ovation's management.

Basic Compensation Formula

o It is in the interest of both parties that Twain be compensated in proportion to its success in building a business for Ovation in Japan. The following compensation schedule will apply:

Basic Compensation Formula

o Twain will receive no consulting fees; however, Ovation will pay Twain a retainer of $10,000 on the first day of each month, beginning September l, 2001. At Ovation's option, any and all such payments may be deferred until February l, 2002, at which time a lump-sum payment of all deferred and current payments will be made, and no further deferrals will be made unless mutually agreed.

Contingency: Ovation Unable to Pay Retainer

- If, at any time after November 3 0, 2001, Ovation is unable to meet its obligations under this agreement, Twain, at its sole option, may allow retainer to accrue for up to six months, consecutive or non-consecutive. Accrued retainer becomes payable as soon as Ovation completes an additional round of funding. After six months of unpaid retainer, Twain has option to license Ovation technology at fair and reasonable cost for development of the Japanese market at Twain's expense and risk. Option will be exclusive unless explicitly precluded by some pre-existing agreement entered into by Ovation.

Basic Compensation Formula

o Ovation will reimburse Twain for all out-of-pocket expenses incurred by Twain in its activities on Ovation's behalf, including consulting and advisor's fees paid to third parties. No expenses will be incurred by Twain without the advance approval of Ovation.

Basic Compensation Formula

o Ovation will pay Twain a commission of 1% on all Ovation sales revenues in Japan up to an accumulated total of $100 million in sales. Ovation will pay 0.75% of the next $200 million in accumulated sales, and 0.5% of all sales revenues thereafter. Twain's retainer for any month will be reduced by the amount of any commissions paid in that month. Commissions in excess of retainer paid in any month will be deducted against future retainer payments.


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Basic Compensation Formula

o Ovation will pay Twain a one-time bonus of $1 million if total revenues in any period of 12 months or less reach $100 million, and a one-time bonus of $5 million if sales in any period of 12 months or less reach $500 million. At Ovation's option, these bonuses may be paid in five equal annual installments, with the first installment to be paid within 6 months after the target sales volume has been achieved.

Termination: Favorable Scenario

o The foregoing formula will remain in effect indefinitely. However, after sales have reached $10 million in any 12 month period, if year-to-year sales fail to grow for three consecutive years, Ovation may: (1) terminate the relationship, and cease making payments to Twain 4 years after advising Twain of its intention to terminate; or (2) negotiate another compensation arrangement that is agreeable to both parties.

Termination: Unfavorable Scenario

If, after 18 months of effort:

- Both parties agree that the Japanese market is not worth pursuing, the relationship ends three months after such agreement. No further retainer or expenses will be paid. If Ovation then sells products, directly or indirectly, into Japan within 36 months, Twain receives full commission per above schedule.

Termination: Unfavorable Scenario

- Twain feels market still worth pursuing and Ovation does not, retainer and expense reimbursement cease, but Twain has option to license Ovation technology at fair and reasonable cost for development of the Japanese market at Twain's expense and risk. Option will be exclusive unless explicitly precluded by some pre-existing agreement entered into by Ovation.

- Ovation feels that Japanese market is worth pursuing and Twain does not, Ovation may discontinue the relationship on three months notice. If desired, Twain will assist Ovation in making transition arrangements.

Personnel Issues

o It is agreed that William Givens (Givens) and Tomoharu Nishino (Nishino) will be the principal Twain Associates personnel assigned to this project, and that any change will be subject to prior approval by Ovation.

o It is further recognized that Givens will play a central role in the development of Ovation's market position in Japan, and that, in his absence, the value of Twain Associates to Ovation would be significantly reduced.


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Personnel Issues

o It is also recognized that the ultimate value of Ovation's business in Japan will be determined by basic contributions made by Twain/Givens long before revenues are available to compensate Twain in accordance with the compensation formula outlined above.

o Accordingly, it is prudent to allow for the contingency of Givens's involuntary incapacity, for any reason beyond his control, prior to or during the initial launch. The agreed intention of the parties is to assure that the ultimate compensation paid to Twain is commensurate with Givens's actual contribution prior to the time of any such incapacitation.

Personnel Issues

o Accordingly, the following seven tasks, have been identified as the major requirements for a successful market entry into Japan by Ovation. Twain's ultimate value to Ovation will be measured by the extent to which these tasks are accomplished. Each task has been assigned a value approximating its relative importance to the overall plan.

Critical Tasks

            1.    Selection of one or more strategic                    20%
                  manufacturing partners
            2.    Negotiation of a formal agreement with the            10%
                  manufacturing partner
            3.    Securing Japanese Government clearances               20%
                  for sale and operation of Ovation products
                  in Japan
            4.    Establishment of an Ovation sales,                    20%
                  distribution, and marketing infrastructure
                  in Japan
            5.    Initial launch of Ovation products in                 10%
                  Japan
            6.    Cumulative sales of $10 million                       10%
            7.    Sales of $100 million in any 12 month                 10%
                  period

Contingency Compensation

o In the event of Givens's incapacity prior to the completion of all seven of those tasks, Twain's compensation will be the amount calculated under the Basic Compensation Formula, multiplied by the sum of the values assigned to the tasks that have been accomplished prior to Givens's incapacity. If Givens should be incapacitated prior to completion of any task, Ovation will be obligated to pay no compensation other than retainer.


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o     It is noted that tasks 1 - 4 will not necessarily be accomplished sequentially. It is likely that partner selection, government clearances, and distribution arrangements will to a significant extent be accomplished in parallel.

"Completion" of Tasks Defined

For purposes of calculating Twain's compensation;

- Task 1 will be accomplished when Ovation and a prospective manufacturing partner initial an agreement to enter into negotiations aimed at a long-term partnership.

- Task 2 will be accomplished when Ovation and a manufacturing partner sign a long-term agreement.

- Task 3 will be accomplished when Ovation can legally sell its products into the Japanese market.

- Task 4 will be accomplished when Ovation is capable of processing customer orders and delivering and servicing its products in Japan.

- Task 5 will be accomplished upon the initial arms-length sale of an Ovation unit to a customer in Japan.

-     Tasks 6 and 7 are self-explanatory.

Partial credit may be given for uncompleted tasks at Ovation's option.

Alternative Strategies

o This agreement is based on certain assumptions concerning Ovation's ultimate strategic posture in Japan; namely, that Ovation will establish an independent sales office in Japan and supply the market on a non-exclusive basis, subcontracting the manufacture of its products to a Japanese manufacturer. It is understood that some alternative posture (e.g., licensing, joint venture, etc.) may develop which will not permit Twain's compensation to be based directly on Ovation's revenues. In such an event it is agreed that the parties will negotiate in good faith an alternative compensation arrangement, which will result in an equivalent level of compensation for Twain.


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